Exhibit 10.59

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 16, 2013 by and between Swisher Hygiene, Inc., a Delaware corporation (the "Company"), and William M. Pierce ("Executive").

W I T N E S S E T H:

WHEREAS, Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

1. Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions as set forth in this Agreement for the period beginning on September 16, 2013 (the "Commencement Date") and continuing for one (1) year until the first annual anniversary of the Commencement Date, unless earlier terminated as provided herein (the “Term”); subject, however to annual renewal upon consent of both parties hereto.

2. Duties.

(a) Duties.  During the Term of this Agreement, Executive shall serve as the Chief Executive Officer of the Company and shall have the executive-level duties, responsibilities and authority as are designated by the Company's Board of Directors (the "Board").  Executive's duties shall include the general and active day-to-day management of the business of the Company. During the term of this Agreement, Executive shall be entitled to remain as a member of the Board and shall at all times serve, without additional compensation, in such capacities of the Company's affiliates or subsidiaries, if any, as are requested by the Board.

(b) Performance.  Executive shall report to the Board, and Executive shall devote his reasonable commercial efforts and his substantial business time, skill, energy and attention to the business and affairs of the Company and its subsidiaries whether currently existing or hereafter acquired or formed.  Executive shall perform his duties and responsibilities hereunder faithfully and to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and cooperate fully with the Board in the advancement of the best interests of the Company.  The Company agrees that Executive may dedicate a reasonable amount of time to (i) participation in civic, community, charitable, educational and religious organizations, (ii) to management of his personal investments and (iii) to any continuing responsibilities arising pursuant to his current employment.

3. Base Salary and Benefits.

(a) Base Salary.  In consideration of Executive's prompt and satisfactory performance of his duties and services hereunder, the Company shall pay Executive an annual base salary of $150,000 per annum (the "Base Salary"), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and other appropriate deductions.

(b) Bonuses.  Executive shall not be eligible to participate in the Company's Senior Executive Officers Performance Incentive Bonus Plan.  At the discretion of the compensation committee of the Board, Executive may be eligible to receive an annual bonus (the "Bonus") in an amount determined by the compensation committee of the Board, based on performance metrics and strategic goals determined by the Board.  The Board shall have the sole discretion to determine whether or not the various goals relating to the Bonus have been achieved by Executive, the amount and payment terms of such Bonus.

(c) Benefits.  Subject to eligibility criteria, Executive shall be entitled to participate in any and all of the Company’s employee benefit programs for which executives of the Company or employees of the Company of comparable level to Executive are generally eligible.  Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by, or violative of, this Agreement.

(d) Stock Option Plan.  Executive will be entitled to participate in the Company's stock option plan, the Swisher Hygiene Inc. 2010 Stock Incentive Plan, on the same basis as other Company Executives of comparable level.

(e) Vacation.  Executive shall be entitled to [four (4)] weeks of paid vacation during the Term and, if this Agreement is renewed by the Parties, during each twelve month period of any renewal Term.  Executive shall also be entitled to customary paid holidays and other paid leave as may be set forth in the Company’s policies.

(f) Expenses.  The Company shall reimburse Executive for reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with, and subject to, the Company’s regular policies in effect from time to time regarding reimbursement of expenses and the documentation required in connection therewith.

(g) Apartment and Flights.  The Company shall also reimburse Executive for the costs associated with the lease of an apartment in Charlotte, North Carolina during the term of his employment hereunder and for the cost of weekly, round trip air travel to and from Charlotte, North Carolina and Fort Lauderdale, Florida.  To the extent that such reimbursements are taxable to Executive, the Company agrees that it shall gross up its payments in reimbursement to Executive such that Executive is placed in the same economic position as if such reimbursements were not taxable.

4. Termination of Employment.

(a) Termination.  Either the Company or Executive may terminate this Agreement at any time, provided that such terminating party gives the other party written notice of such termination at least 30 days prior to such termination.

(b) Without Cause or for Good Reason.  If Executive’s employment by the Company is terminated by (i) the Company without Cause (as defined below) or (ii) Executive for Good Reason (as defined below), then (A) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (B) Executive shall be entitled to continue to receive his then Base Salary from the Company for the remainder of the Term (which, in the case of Base Salary, shall be paid in arrears in accordance with the Company’s general payroll practices, over the applicable period commencing on the date of such termination and subject to withholding and other appropriate deductions), (C) Executive shall be entitled to receive any Bonus that has been awarded to Executive by the Board but has not yet been paid by the Company (an "Unpaid Bonus"), subject to withholding and other appropriate deductions and (D) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination and shall be reimbursed for any such 3(f) expenses that extend beyond the date of termination if such expenses are subject to a term agreement that extends beyond the date of termination.  As a condition to receiving such payments relating to periods following the date of such termination, Executive shall sign and deliver to the Company a release in the form mutually agreed by the Parties.

(c) Cause or Without Good Reason.  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then (i) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (ii) Executive shall be entitled to receive his Base Salary through the date of such termination, subject to withholding and other appropriate deductions and (iii) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination and shall be reimbursed for any such 3(f) expenses that extend beyond the date of termination if such expenses are subject to a term agreement that extends beyond the date of termination.

(d) Death or Disability.  If Executive’s employment by the Company is terminated due to Executive’s death or Disability (as defined below), then (A) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (B) Executive shall be entitled to continue to receive his Base Salary through the remainder of the Term, subject to withholding and any other appropriate deductions, (C) Executive shall be entitled to receive any Unpaid Bonus, subject to withholding and other appropriate deductions, and (D) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination and shall be reimbursed for any such 3(f) expenses that extend beyond the date of termination if such expenses are subject to a term agreement that extends beyond the date of termination.

(e) Severance.  Except as expressly provided in Sections 4(b), 4(c) and 4(d), upon the date Executive ceases to be employed by the Company (i) all of Executive’s rights to Base Salary, Bonuses and benefits hereunder (if any) shall cease and (ii) no other severance compensation or benefits shall be payable by the Company or any of its affiliates.

(f) Cause.  For purposes of this Agreement, "Cause" shall mean (i) Executive being charged or arraigned for the commission of a felony, or the commission of any crime involving theft, fraud, dishonesty or moral turpitude, whether or not committed in the course of performing services for the Company; (ii) Executive’s material breach of this Agreement, provided that Executive shall have been given written notice of such breach and shall have failed to cure such breach within ten (10) business days after receiving such written notice; or (iii) Executive’s gross negligence or willful misconduct in connection with the performance of his duties hereunder.

(g) Good Reason.  For purposes of this Agreement, "Good Reason" shall mean any of the following events: (i) the Company shall require Executive to permanently relocate his place of residence; (ii) a reduction in Executive’s annual rate of Base Salary below that existing on the Commencement Date, provided that such reduction is not related to, or the result of, the poor performance; or (iii) the Company shall materially breach this Agreement.  For purposes of this Agreement, "Good Reason" shall not be deemed to have occurred unless Executive provides the Company with written notice of one of the conditions described above within ten (10) business days after the initial existence of the condition and the Company fails to cure the condition within ten (10) business days after receipt of such notice.  In the event Executive does not provide such notice within such ten (10) business day period, Executive shall be deemed to have waived any rights he may have to claim such grounds as "Good Reason."

(h) Disability.  For purposes of this Agreement, Executive will be deemed to have a "Disability" if, for physical or mental reasons, Executive is unable to perform Executive’s duties under this Agreement for 90 consecutive days, or 180 days during any 12-month period. The Disability of Executive will be determined by a medical doctor selected by the Company in its good faith judgment, subject to a second opinion at the request of Executive.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this clause, and Executive hereby authorizes the disclosure and release to the Company of such determination and any relevant medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney in fact will act in Executive's stead for the purposes of submitting Executive to the medical examinations, and providing the authorization of disclosure, required under this clause.

5. Compliance with Code Section 409A.

(a) General.  It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

(b) Distributions on Account of Separation from Service.   If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a "separation from service" with respect to Executive within the meaning of Section 409A.

(c) No Acceleration of Payments.  Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

6. Miscellaneous.

(a) Employee Handbook.  Executive acknowledges and agrees that he has received and reviewed the Company’s Employee Handbook and that he understands, and agrees to abide by, such Employee Handbook.

(b) Entire Agreement; Amendments and Waivers.  This Agreement (including any schedules and exhibits hereto) represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and can be amended, supplemented or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by Executive, in the case of an amendment, supplement, modification or waiver sought to be enforced against Executive, or the Company, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Company.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of this Agreement or the exercise of any other right, power or remedy.  Notwithstanding anything in this Agreement to the contrary, in the event that there is any inconsistency or conflict between the terms of this Agreement and the Stockholders’ Agreement, the terms of the Stockholders’ Agreement shall control.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

(d) Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(e) Binding Effect; Assignment; Third-Party Beneficiaries.  Except as otherwise provided herein, this Agreement shall not be assigned by any party, and no party's obligations hereunder, or any of them, shall be delegated, without the consent of the other parties; provided that the Company may collaterally assign this Agreement to any lender of the Company or any of its affiliates or otherwise assign its rights and delegate its duties hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  There shall be no third party beneficiaries of this Agreement except as expressly provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

SWISHER HYGIENE, INC., a Delaware corporation

By: /s/ Richard L. Handley
             Richard L. Handley

Chairman

EXECUTIVE:

/s/ William M. Pierce
      William M. Pierce